Exhibit 99.1

L. Patrick Hassey Announces Retirement as Chairman and CEO of ATI;
Richard J. Harshman Named Successor

PITTSBURGH--(BUSINESS WIRE)--February 28, 2011--Allegheny Technologies Incorporated (NYSE:ATI) announced today that L. Patrick Hassey has announced his decision to retire as Chairman and Chief Executive Officer, effective May 1, 2011. In accepting Mr. Hassey’s decision, the ATI Board of Directors has selected Richard J. Harshman, 54, to serve as Chairman, President and Chief Executive Officer, effective May 1, 2011.

In reflecting on his decision to retire, Mr. Hassey said, “Over the past several years, the Company has been transformed into a stronger, more efficient, and diversified specialty metals company with unsurpassed manufacturing capabilities. ATI is well-positioned for continued profitable growth as our key global markets expand in the coming years. Now is the right time for a change in leadership, and we expect a smooth transition to occur over the next few months.

“Rich Harshman was named President and Chief Operating Officer of the Company last August as part of ATI’s well-developed succession planning process. His judgment, business acumen, and intimate knowledge of the Company make Rich exceptionally well qualified to lead ATI at this time. Since I joined the Company in 2003, Rich and I have been working closely together to establish and implement ATI’s annual business plans and long-term strategies. I am confident that Rich’s values, leadership ability, and commitment to continuing the implementation of ATI’s plans and strategies will enable ATI to achieve new heights in the future.”

Mr. Hassey, who has been in the metals business for more than forty years, has been serving ATI for over eight years. In early 2003, he was first engaged as an independent consultant to determine the possible strategic direction of the Company. Then, in July 2003, the Company announced that Mr. Hassey had been elected to ATI’s Board of Directors and would become President and Chief Executive Officer on October 1, 2003. He was elected Chairman of the Board in May 2004.

The Board of Directors wishes to acknowledge the many contributions Pat Hassey has made to ATI over the years and thank him for his dynamic, inspirational, and visionary leadership. Mr. Hassey has guided the Company through a strategic transformation, building ATI into a formidable global competitor that is substantially larger and more profitable than ever before in its long and proud history. ATI’s revenues in 2010 exceeded $4 billion and the Company announced earlier this year that it expects revenues to grow in 2011 by 15-20%. In addition, the Company stated that it expected 2011 segment operating profit to be approximately 15% of sales. Under Pat Hassey’s leadership, the Company has transformed and upgraded its manufacturing assets with self-funded investments in excess of $2 billion. These investments and other actions have positioned ATI as the world’s leading specialty metals producer. To further assure a smooth executive management transition after his retirement, Mr. Hassey has agreed to provide advisory services to the Company for the next three years.

Mr. Harshman has been with the Company for 32 years and currently serves as President and Chief Operating Officer. Prior to being named President and Chief Operating Officer in August 2010, he served as Executive Vice President, Finance and Chief Financial Officer since 2003; he began serving as Chief Financial Officer in 2000.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during 2010. ATI has approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004